Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated June 14, 2011, on our audits of the consolidated financial statements of Aura Systems, Inc. and subsidiary (the “Company”) as of February 28, 2011 and 2010 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two year period ended February 28, 2011.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Kabani & Company, Inc.

Certified Public Accountants

Los Angeles, California

November 30, 2011